EXHIBIT 23.2

Deloitte & Touche LLP 700, 850 - 2nd Street S.W. Calgary AB T2P 0R8 Canada Tel: (403) 267-1700 Fax: (403) 264-2871 www.deloitte.ca

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Canadian Pacific Railway Limited Employee Share Purchase Plan (US), of our reports, dated February 28, 2012, relating to the consolidated financial statements of Canadian Pacific Railway Limited and the effectiveness of Canadian Pacific Railway Limited's internal control over financial reporting appearing in the Annual Report on Form 40-F of Canadian Pacific Railway Limited for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Calgary, Canada
September 14, 2012